Exhibit 99.1

Vivos Therapeutics Announces Multiple Regulatory Clearances in Australia for its Entire Line of Oral Appliances

Australia clears Vivos technology to treat obstructive sleep apnea for all ages and regardless of severity in broad regulatory win.

LITTLETON, COLO., JULY 14, 2022 - Vivos Therapeutics, Inc. (NASDAQ: VVOS) is pleased to announce that it has received multiple Class I clearances by the Therapeutic Goods Administration (TGA) of Australia, a Tier 1 regulatory body for multiple indications to include the treatment of snoring and obstructive sleep apnea (mild, moderate and severe) for both adults and children for its series of oral appliances.

“These recent clearances provide further validation to our technology and extend the scope of our international market,” said Kirk Huntsman, co-founder and CEO of Vivos Therapeutics. “The Australian regulators recognized and accepted the clinical data we presented showing the clinical safety and efficacy of our technology regardless of age or the severity of the OSA. We are progressively moving forward with other domestic and international regulatory agencies with high expectations that our applications will be as well received as they have been in Australia. Poor sleep is a global epidemic. Vivos has developed a safe, comfortable, non-invasive, non-surgical solution, and we intend to offer it worldwide. We have already received clearances in the United States and Canada, and now, Australia will become part of our expanding international network. We will continue to grow and spread into other parts of the world.”

Australia follows the standards applied by the International Organization for Standardization (ISO), which is currently made up of 165 members/countries. These new clearances will allow Vivos to share its innovative technology and distribute devices that will help not only adults, but also children who suffer from sleep breathing disorders. These latest clearances include all classes of OSA as defined by the newly received Global Medical Device Nomenclature (GMDN) Vivos has received in Australia.

The clearances are as follows:

Class I device clearances for the mRNA and mmRNA, for mandibular repositioning, palate lifting (jaw expansion causing airway enhancement) and as an anti-snoring orthosis. These appliances can be used for the purpose of reducing snoring and alleviating the symptoms of OSA and mild, moderate and severe sleep-disordered breathing.

Class I device clearances for the DNA and Vivos Guide/Way for palate lifting (jaw expansion causing airway enhancement), repositioning/straightening teeth, and as an anti-snoring orthosis. These appliances can be used for the purposes of reducing nighttime snoring, to encourage nasal breathing in adults and children (limiting oral breathing) and for obstructive sleep apnea and sleep-disordered breathing in children and adults. This is an important new clearance for Vivos.

Equivalent to the Food and Drug Administration (FDA) in the United States, the Therapeutic Goods Administration (TGA) regulates the manufacturing and distribution of therapeutic goods in Australia. These clearances allow Vivos Therapeutics to distribute its appliances for several approved indications inclusive of snoring, sleep-disordered breathing and obstructive sleep apnea within the Australian market.

Members of the professional dental community are excited to introduce The Vivos Method into their practices.

“After 20 years of practicing airway breathing and dental sleep medicine, it excites me to find Vivos,” said Dr. Mark Levi, who runs a predominantly airway dental practice in Sydney. “Vivos has changed the way I look at treating adults and allows me to improve the wellness of young children. I’m thrilled to be able to integrate Vivos into my practice.”

For more information, please visit vivos.com.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as mild-to-moderate obstructive sleep apnea (OSA) and snoring in adults. The Vivos Method represents the first clinically effective nonsurgical, noninvasive, nonpharmaceutical and cost-effective solution. It has proven effective in approximately 27,000 patients treated worldwide by more than 1,500 trained dentists.

The Vivos Method includes the Vivos Complete Airway Repositioning and/or Expansion (CARE) appliance therapy and associated protocols that alter the size, shape and position of the tissues that comprise a patient’s upper airway. The Vivos Method opens airway space and may significantly reduce symptoms and conditions associated with mild-to-moderate OSA, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for home sleep testing in adults and children, as well as GM Instruments’ NR6 Rhinomanometer, the only FDA-approved four-phase rhinomanometer available in the US. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using The Vivos Method.

Cautionary Note Regarding Forward-Looking Statements

This press release and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, particularly with respect to the public offering described herein. Words such as “aim,” “may,” “could,” “expects,” “projects,” “intends,” “plans,” “believes,” “predicts,” “anticipates,” “hopes,” “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including, without limitation, the anticipated benefits of Australian regulatory approval described here on the Company’s sales and ability to obtain regulatory approvals in other countries) may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Vivos Investor Relations Contact:

Julie Gannon

Investor Relations Officer

720-442-8113

jgannon@vivoslife.com

Vivos Media Relations Contact:

Amy Cook

Public Relations Officer

949-813-0182

acook@vivoslife.com